Exhibit 10.20

SHORT-TERM INCENTIVES

At its August 7, 2002 meeting, the Compensation Committee of the Board reviewed and agreed to, in principle, recommendations regarding short-term incentives.  The recommendations were as follows:

•                  Adopt an executive target incentive plan with awards contingent upon an appropriate combination of quantifiable corporate, business unit and/or division results along with a non-quantifiable element.

•                  Consider setting goals in the following quantifiable performance areas:

•                  Corporate – ROIC, after-tax profit

•                  Business Unit – New work margin, gross profit, ROCE

•                  Division – New work margin, gross profit, ROCE

•                  Use a target incentive worksheet to manage short-term incentives and document and communicate the program to participants.

TARGET INCENTIVE APPROACH

Under this approach, a target amount of incentive compensation is identified for each participant.

•                  This target award is expressed as a percent of salary.

•                  This amount is not guaranteed.  It reflects what is payable if expected results are achieved.

•                  Actual awards could be larger or smaller than targeted amounts based on results.

PERFORMANCE GOALS

For each quantifiable performance measure selected, three levels of goals will be defined to determine the amount of incentive that will be payable (adjusted for weighting).

•                  Threshold – At 70% of “Ambitious but Expected” performance, 25% of target incentives would be payable.

•                  Ambitious but Expected – At this level of performance, 100% of target incentive values would be payable.

•                  Clearly Outstanding – At 130% of “Ambitious but Expected” performance, 150% of target incentive values would be payable.

For non-quantifiable performance measures, e.g., safety, diversity, cooperation among business units, discretionary judgments will be made from unacceptable to clearly outstanding.

The goals will be reviewed each year to make sure they are appropriate for the coming year and are reflective of current circumstances and budgets.

AWARD GUIDELINES

Based on competitive practices, we have developed the following target incentive percentages by level, and the corresponding mix of corporate, business unit, and/or division measures:

Level	Position	Target	Quantifiable			Non– Quantifiable
			Corporate	Business Unit	Division
42	President / CEO	120%	80%	—	—	20%
41	Sr. EVP	100%	80%	—	—	20%
40	EVP	100%	80%	—	—	20%
	Bus. Unit President	100%	50%	30%	—	20%
32	Sr. VP	50%	80%	—	—	20%
	Bus. Unit EVP*	50%	50%	30%	—	20%
31	VP (Corporate)	35%	80%	—	—	20%
	Bus. Unit SVP	35%	50%	30%	—	20%
30	Bus. Unit VP	25% - 35%	40%	20%	20%	20%

* It is planned that future targets for Business Development will be set at the same level as Bus. Unit Presidents.

ESTIMATED COSTS

Targeted incentive awards for meeting expected performance objectives and maximum incentive awards for meeting outstanding performance objectives are as follows:

•                  Number of executives = approximately 120

•                  Target Incentives = approximately $10,500,000

•                  Maximum Incentives = approximately $15,750,000

MIDDLE MANAGEMENT INCENTIVE PLAN

•                  A similar target incentive approach will be used for middle management positions.

•                  Approximately 230 managers are eligible for participation.

•                  Target incentive values will typically range from 10% to 15% of salary.

•                  Total estimated target incentive awards would equal $3.7 million.